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EXHIBIT 10.1

                              TERMINATION AGREEMENT

         THIS TERMINATION AGREEMENT (this "AGREEMENT") is made and entered into as of October 31, 2001 (the "EFFECTIVE DATE") by and between Broderbund Properties LLC, ("Broderbund") with offices at 500 Redwood Boulevard, Novato, California 94947 and International Microcomputer Software Inc. ("IMSI"), a California corporation, with offices at 75 Rowland Way, Novato, California 94949.

                                    RECITALS

         WHEREAS, IMSI entered into a Software License Agreement (the "IMSI LICENSE AGREEMENT") dated October 2, 1998, whereby IMSI was granted certain rights to publish, use, distribute and sublicense the Org Plus software program;

         WHEREAS, IMSI failed to make $1.8 million in payments under the License Agreement (the "ORG PLUS LICENSE FEE");

         WHEREAS, IMSI entered into a Fee Agreement dated as of January 21, 1999 (the "FEE AGREEMENT"), whereby IMSI agreed, inter alia, to issue to BRODERBUND's predecessor in interest 200,000 common shares of IMSI (the "IMSI SHARES"), and to register such shares, in satisfaction of its obligation to pay the Org Plus License Fee;

         WHEREAS, BRODERBUND's predecessor in interest and IMSI entered into a letter agreement dated April 9, 1999 (the "CONSENT LETTER") whereby BRODERBUND's predecessor in interest became obligated to pay $200,000 to IMSI upon the delivery by IMSI of certain computer software source code;

           WHEREAS, BRODERBUND and IMSI are entering into a Software License and Distribution Agreement of even date herewith (the "PRODUCT LICENSE") whereby IMSI is granting BRODERBUND certain rights in various software programs and other items;

         WHEREAS, BRODERBUND and IMSI are entering into an Assignment of Copyrights and Trademark Rights of even date herewith (the "ASSIGNMENT AGREEMENT") whereby BRODERBUND is assigning certain rights in the Org Plus software program to IMSI;

         WHEREAS, BRODERBUND and IMSI desire to terminate the IMSI License Agreement and the Fee Agreement, and release each other from all further obligations and liability thereunder, according to the terms set forth herein.

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, BRODERBUND and IMSI agree as follows:

         1. Subject to the conditions set forth below, BRODERBUND and IMSI hereby terminate the IMSI License Agreement and the Fee Agreement as of the date hereof, and hereafter such agreements are null and of no further force and effect and all rights and obligations of BRODERBUND and IMSI thereunder shall terminate including without limitation IMSI's obligation to pay the Org Plus License Fee; provided, however, that the provisions of Section 4.1


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(Support) of the IMSI License Agreement shall survive such termination in addition to those Sections specified in Section 5.6. Execution of the Software License and Distribution Agreement, dated October 31, 2001, and the Assignment Agreement dated October 31, 2001 are both a condition precedent to the effectiveness of this Agreement and the rights conveyed herein.

         2. BRODERBUND shall transfer ownership of the IMSI Shares to IMSI as soon as reasonably possible after the effective date of this Agreement.

         3. IMSI hereby releases BRODERBUND, and any of its parent, subsidiary and affiliate companies (each a "BRODERBUND AFFILIATE"), and all directors, officers, employees and agents of BRODERBUND and all BRODERBUND Affiliates, from any claim it has or may have, now known or later discovered, against such persons for any amount under the Consent Letter or in any way related to the Source Code License and Distribution Agreement between BRODERBUND's predecessor in interest and Microsoft Corporation dated as of April 2, 1999. IMSI knowingly and voluntarily expressly waives all rights it has or may have under California Civil Code Section 1542, which provides as follows:

         "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR,"

or under any similar law or rule of any other jurisdiction with respect to the foregoing release. IMSI understands and acknowledges the significance and consequences of waiving the provisions and benefits of Section 1542, and IMSI specifically intends to waive both known and unknown claims under this provision as well as under any similar federal or common law principle.

         4. IMSI shall pay BRODERBUND $160,000 in four equal quarterly installments, commencing on the same date (currently August 15, 2002) and continuing on the dates that payments are made by IMSI to its unsecured creditors pursuant to IMSI's agreement with CMA Business Credit Services, Northern California Division of San Leandro, CA. BRODERBUND shall be paid interest on the unpaid balance of this amount at 8% from February 1, 2000 to August 15, 2002, and at 12% interest thereafter until paid, the same as other creditors to receive payment under the agreement with CMA. This $160,000 shall constitute payment in full of any and all payment obligations IMSI has had, has, or may have with respect to any and all business relationships existing between the parties prior to the effective date of this Agreement, and both parties hereby agree to mutually release and forever discharge the other from any claims, liabilities, damages, expenses, fees, indemnification obligations, or any other amounts which either of them may owe the other relating to any such business relationships. In entering into this agreement and making this release, both parties expressly waive the provisions of Section 1542 of the California Civil Code which provides as follows:

         "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR,"


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or under any similar law or rule of any other jurisdiction with respect to the foregoing release. Each party understands and acknowledges the significance and consequences of waiving the provisions and benefits of Section 1542, and each specifically intends to waive both known and unknown claims under this provision as well as under any similar federal or common law principle.

         5. Neither party shall have the right under any agreement with the other or any affiliate of the other entered into prior to the Effective Date to audit the books or records of the other or its affiliates, whether for purposes of royalty calculations or otherwise. Any provision to the contrary contained in any such agreement is hereby null and of no further force or effect.

         6. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and the transactions contemplated hereby, and, except as specifically provided for herein, supersedes all previous oral and written agreements and all contemporaneous oral negotiations, commitments, writings and understandings. This Agreement shall be governed under the laws of the State of California.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BRODERBUND PROPERTIES LLC.            INTERNATIONAL MICROCOMPUTER
                                      SOFTWARE, INC.

By: /s/ Andrew Freedman               By: /s/  Gordon Landies

Name: /s/ Andrew Freedman             Name: /s/  Gordon Landies

Its: CFO                              Its: President


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